EX-99.8



                                 PROMISSORY NOTE


$6,200,000                                                       October 9, 2001

         FOR VALUE RECEIVED, The Chalone Wine Group, Ltd., a California corporation ("MAKER") promises to pay to Les Domaines Baron de Rothschild (Lafite), a French company ("HOLDER"), in lawful money of the United States, the total principal amount of Future Advances made from time to time after the date of this Note, together with interest thereon and other amounts specified herein, as specified below.

         1. FUTURE ADVANCES. "Future Advances" means such principal amounts that Maker, in its sole discretion, shall draw against the $6,200,000 available under this Note. The aggregate principal amount of the Future Advances shall not exceed $6,200,000 (the "MAXIMUM INDEBTEDNESS"). In order to draw a Future Advance, Maker shall give Holder three business days' written notice of the amount of the Future Advance at the address, facsimile number or electronic mail address specified below, provided that if Maker sends such notice to Holder's electronic mail address, Maker shall also send Holder a confirming notice by facsimile. Holder shall cause each such Future Advance to be remitted to Maker no later than three business days' after receipt of Maker's notice.

         2. INTEREST. Simple interest on the principal sums of Future Advances shall accrue at a rate of five percent (5%) per annum and shall be payable at the time specified in Paragraph 4 of this Note. Interest shall be calculated on the basis of a 365 day year and the actual number of days elapsed.

         3. COMMITMENT FEE. Maker shall pay Holder a commitment fee on the average daily unused portion of the Maximum Indebtedness (as in effect from time to time until this Note is paid in full) at the rate of 0.125% per annum (the "COMMITMENT FEE"). The Commitment Fee shall be payable at the time specified in Paragraph 4 of this Note. The Commitment Fee shall be calculated on the basis of the actual number of days elapsed on which there is an unused portion of the Maximum Indebtedness.

         4. PAYMENTS. The entire principal sum, all accrued interest and the Commitment Fee shall be due and payable in full on the earlier of two business days after (a) the closing of the Rights Offering or (b) the withdrawal and termination of the Rights Offering prior to its closing. For purposes of this Note, "Rights Offering" refers to the sale of $15 million of Maker's common stock in a rights offering to its existing shareholders pursuant to the Registration Statement on Form S-3 filed on September 14, 2001, as amended.

         5. DEFAULT INTEREST. If Maker fails to make the payment of interest and principal within ten (10) days after the date such payment was due, whether or not Holder has declared a default hereunder, interest shall accrue on the delinquent payment at the rate of the eight percent (8%) per annum commencing on the date the payment was due and continuing until the delinquent payment is received by Holder.

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EX-99.8

         6. PREPAYMENT. This Note may be prepaid in whole or in part, at any time, without penalty or premium.

         7. DEFAULT AND REMEDIES. Maker will be in default under this Note if Maker fails to make the payment of principal and interest hereunder when due and such failure has not been corrected within five days after written notice by Holder to Maker at the address set forth below. Upon Maker's default, Holder may exercise any and all of the remedies provided at law.

         8. WAIVERS. Maker, and any endorsers or guarantors hereof, severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor, acceleration, intent to accelerate, and nonpayment of this Note, and expressly agree that this Note, or any payment hereunder, may be extended by mutual agreement of Maker and Holder from time to time without notice without in any way affecting the liability of Maker or any endorsers or guarantors hereof. No extension of time for the payment of this Note, or any installment hereof, agreed to by Holder with any person now or hereafter liable for the payment of this Note, shall affect the original liability of Maker under this Note, even if Maker is not a party to such agreement.

         9. MAXIMUM LEGAL RATE OF INTEREST. If Holder ever receives interest or anything deemed interest in connection with this Note in excess of the maximum lawful amount, an amount equal to the excessive interest shall be applied to the reduction of the principal, and if it exceeds the unpaid balance of principal hereof, such excess shall be refunded to Maker. If interest otherwise payable to Holder would exceed the maximum lawful amount, the interest payable shall be reduced to the maximum amount permitted under applicable law.

         10. SUBORDINATION. This Note shall be deemed subordinate to all other debt for borrowed money of Maker; provided, that, such subordination shall not extend to Holder's right to repayment of this Note from the proceeds of the rights offering . Upon the request of Maker, Holder shall promptly execute such reasonable and customary documents that either Maker or its creditors deem necessary or desirable to effectuate the foregoing subordination.

         11.   MISCELLANEOUS.

               a. Maker shall pay all costs, including, without limitation, reasonable attorneys' fees incurred by Holder in collecting the sums due hereunder.

               b. This Note may be modified only by a written agreement executed by Maker and Holder.

               c.    This Note shall be governed by California law.

               d. The terms of this Note shall inure to the benefit of and bind Maker and Holder and their respective heirs, legal representatives and successors and assigns.

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EX-99.8

               e. If this Note is destroyed, lost or stolen, Maker will deliver a new note to Holder on the same terms and conditions as this Note with a notation of the unpaid principal and accrued and unpaid interest in substitution of the prior Note. Holder shall furnish to Maker reasonable evidence that the Note was destroyed, lost or stolen and any security or indemnity that may be reasonably required by Maker in connection with the replacement of this Note.


         IN WITNESS WHEREOF, Maker has executed this Note as of the date and year first above written.

                                 MAKER

                                 The Chalone Wine Group, Ltd.


                                 By:  /s/ Thomas B. Selfridge
                                    --------------------------------------------
                                 Name: Thomas B. Selfridge
                                      ------------------------------------------
                                 Title: President and Chief Executive Officer
                                       -----------------------------------------

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Notice Addresses:

Maker: 621 Airpark Road, Napa, CA                   Attn: Thomas B. Selfridge   Facsimile: 707-254-4204
      ---------------------------                         -------------------              ------------

Holder: Les Domaines Barons de Rothschild (Lafite)  Attn: Christophe Salin     Facsimile: 01133153897801
        ---------------------------------                 -------------------              --------------
           E-mail: csalin@Lafite.com
                   -----------------

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